UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	35-2051170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 East Berry Street Fort Wayne, Indiana	46802
(Address of Principal Executive Offices)	(Zip Code)

Tower Financial Corporation
Amendment No. 1 - 2006 Equity Incentive Plan
(Full title of the plan)

Michael D. Cahill
President and Chief Executive Officer
Tower Financial Corporation
116 East Berry Street
Fort Wayne, Indiana 46802
(Name and address of agent for service)

Telephone: (260) 427-7000
(Telephone number, including area code, of agent for service)

Copy to:
Samuel J. Talarico, Jr., Esq.
Barrett & McNagny, LLP
215 East Berry Street
Fort Wayne, IN 46801
Telephone: (260) 423-9551

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and" smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, no par value per share	150,000	(2)	$10.39	(3)	$1,558,500	(3)	$178.60	(3)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 150,000 shares of common stock reserved under the Tower Financial Corporation Amendment No. 1-2006 Equity Incentive Plan, as amended.
(3)
Estimated pursuant to Rule 457(h)(1) and 457(c) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported on NASDAQ on March 13, 2012.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Tower Financial Corporation (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 19, 2012,

(b)	Annual Report of Employee Stock Purchase, Saving and Similar Plans on Form 11-K for the fiscal year ended December 31, 2010, filed June 27, 2011.

(c)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 22, 1999, including all amendments and reports updating the description, and

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Indiana.  Indiana Business Corporation Law provides that a corporation, unless limited by its articles of  incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the Indiana Business Corporation Law, The Company’s Restated Articles of Incorporation provide for indemnification of directors, officers, employees and agents of Tower Financial against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Tower Financial (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Restated Articles of Incorporation authorize Tower Financial to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The rights of indemnification provided by the Restated Articles of Incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law.Irrespective of the provisions of the Restated Articles of Incorporation, Tower Financial may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

In addition, Tower Financial has obtained a directors' and officers' liability policy that insures against certain liabilities under the Securities Act, subject to applicable retentions.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however,

(A)        that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on March 19, 2012.

TOWER FINANCIAL CORPORATION

By:	/s/ Michael D. Cahill
Name:	Michael D. Cahill
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Cahill as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign this Registration Statement and any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of March 19, 2012.

Signature	Title

/s/ Michael D. Cahill	President, Chief Executive Officer (Principal Executive Officer)
Michael D. Cahill

/s/ Richard R. Sawyer	Chief Financial Officer
Richard R. Sawyer	(Principal Financial and Accounting Officer)

/s/ Keith E. Busse	Director
Keith E. Busse

/s/ Michael D. Cahill	Director
Michael D. Cahill

/s/ Kathryn D. Callen	Director
Kathryn D. Callen

/s/ Kim T. Stacey	Director

Kim T. Stacey

/s/ Scott Glaze	Director
Scott Glaze

/s/ Jerome F. Henry, Jr	Director
Jerome F. Henry, Jr

/s/ Debra A. Niezer	Director
Debra A. Niezer

/s/ William G. Niezer	Director
William G. Niezer

/s/ Ronald W. Turpin	Director
Ronald W. Turpin

/s/ Robert N. Taylor	Director
Robert N. Taylor

/s/ John V. Tippmann, Sr.	Director
John V. Tippmann, Sr.

/s/ Irene A. Walters	Director
Irene A. Walters

EXHIBIT INDEX

Exhibit Number	Description
3.1
Restated Articles of Incorporation of Tower Financial Corporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, filed November 13, 1998 (Registration No. 333-67235).

3.1(a)
Restated Articles of Amendment, dated September 24, 2009, to the Restated Articles of Incorporation of Tower Financial Corporation, adding new Section 5.6 regarding Series A Convertible Preferred Stock, incorporated herein by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed September 28, 2009.

3.2	Amended Bylaws of Tower Financial Corporation, incorporated herein from Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 8, 2005.

4.0
Form of specimen stock certificate representing shares of common stock, no par value, incorporated herein by reference to Exhibit 4 of Form SB-2/A, filed December 30, 1998 (Registration File No. 333-67235, as amended).

4.3	Tower Financial Corporation Amendment No. 1- 2006 Equity Incentive Plan.*

5.1	Opinion of Barrett & McNagny, LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of Crowe Horwath LLP, independent accountants.

23.2	Consent of Barrett & McNagny, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained within signature page).

*Filed concurrently herewith.